Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated December 5, 2016, relating to the consolidated financial statements of GW Pharmaceuticals plc and the effectiveness of the GW Pharmaceuticals plc’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of GW Pharmaceuticals plc for the year ended September 30, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

DELOITTE LLP

Reading, United Kingdom

April 14, 2017